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                                                                 Exhibit 10.7(b)
                              AMENDMENT NO. 1 TO
                             EMPLOYMENT AGREEMENT

     THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made as of this 3rd day of November, 1998 between Envirogen, Inc., a Delaware corporation ("Envirogen"), and Richard W. Schowengerdt (the "Executive").

     WHEREAS, Envirogen and Executive entered into an Employment Agreement dated as of April 10, 1997 (the "Agreement").

     WHEREAS, Envirogen and Executive now desire to amend the Agreement as provided herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

     1. The letter from Envirogen to Executive dated September 28, 1998 notifying Executive of Envirogen's determination not to renew the Agreement is hereby rescinded.

     2. Section 1.B of the Agreement is hereby amended to read in its entirety as follows:

     "B.  Expiration Date.  The employment of the Executive by Envirogen shall
          ---------------
be for the period commencing on the date hereof and expiring on December 31, 1999 (the "Expiration Date"), unless such employment shall have been sooner terminated as hereinafter set forth. As used herein, the term "Contract Year" means the twelve-month period beginning April 10 of each year this Agreement is in effect."

     3. The first paragraph of Section 2 of the Agreement is hereby amended to read in its entirety as follows:

"2. POSITION AND DUTIES. The Executive shall serve the Fluid Management Operations Group of Envirogen and/or Envirogen in an executive capacity or capacities, and shall report to, be accountable to and subject to the supervision of, and shall also have such powers, duties and responsibilities as may from time to time be prescribed by, the Chief Executive Officer of Envirogen, provided that such powers, duties and responsibilities are not inconsistent with the bylaws of Envirogen."

     4. Section 5.D of the Agreement is hereby amended by adding the following clause at the end of the second sentence thereof:

"or (E) any requirement or written demand by Envirogen to relocate the Executive's principal place of employment outside of the Milwaukee, Wisconsin area without the written consent of the Executive."

     5. Section 6 of the Agreement is hereby amended to read in its entirety as follows:

"6.  COMPENSATION UPON TERMINATION

     A.   Death or Incapacity.  Notwithstanding any other provision of this
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Agreement, if the Executive's employment shall be terminated by reason of his death or incapacity, Envirogen shall pay or cause to be paid all sums accrued and unpaid to the Date of Termination under Sections 3.A, 3.C, 3.D and 3.E hereof (in respect of accrued and unused vacation). In the event of the Executive's death, unexpired stock options held

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at his death shall remain exercisable for such period or periods as are set forth in the plan or plans under which they were granted. In the event of termination by reason of incapacity, Envirogen shall continue to pay the Executive the Base Salary as then in effect through December 31, 1999 and shall continue in effect through December 31, 1999 all medical and life insurance which was maintained by Envirogen for the benefit of the Executive on the Date of Termination.

     B.   Cause or Executive's Termination other than for Good Reason.
          -----------------------------------------------------------
Notwithstanding any other provision of this Agreement, if Envirogen shall terminate the Executive's employment for Cause, or if the Executive shall terminate his employment other than for Good Reason, then (i) Envirogen shall pay to the Executive all sums accrued and unpaid to the Date of Termination under Sections 3.A, 3.C, 3.D and 3.E hereof (in respect of accrued and unused vacation); (ii) Envirogen shall permit the Executive to exercise any stock options vested to the Date of Termination to the extent permitted by the terms of such options; (iii) the covenants of Executive set forth in Sections 5.16(a) and (c) of the Agreement and Plan of Merger dated as of January 17, 1997 between Envirogen, FMI and all of the stockholders of FMI, including Executive (the "Merger Agreement"), shall apply only until the second anniversary of the Date of Termination; and (iv) Envirogen shall have no further obligations to the Executive under this Agreement after the Date of Termination.

     C.   Good Reason or Other Termination.  If Envirogen shall terminate the
          --------------------------------
Executive's employment other than pursuant to Sections 5.A, 5.B or 5.C hereof (it being agreed that the expiration of Executive's employment term on the Expiration Date shall not constitute termination by Envirogen), or if the Executive shall terminate his employment for Good Reason, then (i) Envirogen shall pay to the Executive all sums accrued and unpaid to the Date of Termination under Sections 3.A, 3.C, 3.D and 3.E hereof (in respect of accrued and unused vacation); (ii) Envirogen shall pay severance pay to Executive, bi-weekly through December 31, 1999, at a rate equal to Executive's Base Salary as in effect on the Date of Termination; (iii) Envirogen shall continue through December 31, 1999 all medical and life insurance benefits maintained by it for the benefit of the Executive on the Date of Termination; (iv) all options held by the Executive which would vest on or before December 31, 1999 shall become exercisable on the Date of Termination; and (v) the covenants of Executive set forth in Section 4.A of this Agreement and in Sections 5.16(a) and (c) of the Merger Agreement shall terminate on the Date of Termination. The payments provided for in this paragraph under the circumstances set forth in this paragraph shall constitute the sole obligation of Envirogen to the Executive for any termination of Employment referred to in this paragraph."

     6. Except as amended hereby, all other provisions of the Agreement shall remain in full force and effect. Terms used but not otherwise defined herein shall have the same meanings as set forth in the Agreement.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first above written.

                                       ENVIROGEN, INC.

                                  By:  /s/ Robert S. Hillas
                                       -------------------------------------
                                           Robert S. Hillas
                                       President and Chief Executive Officer

                                       /s/ Richard W. Schowengerdt
                                       -------------------------------------
                                           Richard W. Schowengerdt

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